PRODUCT SUPPORT SERVICES

Proxy Update                               July 29, 1996

Over the next several months, 66 Putnam funds are scheduled to distribute proxy statements to their shareholders. Within each proxy statement, Putnam will solicit shareholder votes on a number of proposals relating to the operation of each fund. These proposals will vary among funds. Attached is a matrix which includes all funds scheduled for meetings, the meeting date, and a list of proposals for each. Below are explanations of each proposal.

Trustees
Putnam is requesting that shareholders elect trustees to represent their fund. The trustees are responsible for the general oversight of the fund's business and for assuring that the fund is managed in the best interest of the shareholders.

Auditors
Shareholders are being asked to ratify the selection by the trustees of the independent auditors of their fund for its current fiscal year. Auditors will review the financial statements of the fund and issue a report validating the figures.

Investment Restrictions
Putnam is requesting that shareholders approve a number of amendments to, or deletions of, fundamental investment restrictions. The proposals are listed below.

For amending the fund's fundamental investment restriction with respect to investments in real estate.

For amending the fund's fundamental investment restriction with respect to diversification.

For amending the fund's fundamental investment restriction with respect to senior securities.

For amending the fund's fundamental investment restriction with respect to investments in the voting securities of a single issuer.

For amending the fund's fundamental investment restriction with respect to making loans.

For amending the fund's fundamental investment restriction with respect to investments in commodities.

For amending the fund's fundamental investment restriction with respect to concentration of its assets.
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For eliminating the fund's fundamental investment restriction with respect to investments in certain oil, gas and mineral interests.

For eliminating the fund's fundamental investment restriction with respect to pledging assets.

For eliminating the fund's fundamental investment restriction with respect to margin transactions.

For eliminating the fund's fundamental investment restriction with respect to short sales.

For eliminating the fund's fundamental investment restriction with respect to investments in securities of issuers in which management of the fund or Putnam Investment Management, Inc. owns securities.

For eliminating the fund's fundamental investment restriction with respect to investments in other investment companies.

For eliminating the fund's fundamental investment restriction with respect to investing to gain control of a company's management.

For eliminating the fund's fundamental investment restriction with respect to the investments in restricted securities.



For Internal Use Only

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of any current product/industry information.  If you have any questions or comments, please contact PSS.